Exhibit 99.1

GrowGeneration Achieves Record Third Quarter And Nine Month Financial Results; Third Quarter Revenues Jump 135%

DENVER, CO, Nov . 14, 2016 /CNW/ - GrowGeneration Corp. (OTCQB:GRWG), GrowGeneration ("GrowGen" or the "Company") one of the largest specialty retail hydroponic and organic gardening stores, selling to both the commercial and home cannabis growers, with currently 10 locations in Colorado and 1 location in California, today reported record financial results for its third quarter and nine months ended September 30, 2016.

Record Third Quarter Revenues Supported by Aggressive Geographic Expansion Strategy and Launch of GGEN Distribution Corp.

Revenues for the three months ended September 30, 2016 jumped to $2,169,129, a 135% increase over revenues of $921,913 in the same quarter of 2015.Revenue for the nine months ended September 30, 2016 was $5,617,726, a 140% increase over revenues of $2,330,773 for the same period last year. The revenue growth was primarily attributable to the Company's continued sales growth across Colorado and Northern California, as well as modest, but early sales from the launch of GGEN Distribution Corp., a wholly-owned subsidiary of GrowGen, whose sole mission is to secure exclusive and proprietary products on behalf of GrowGen.

Same Store Sales Growth

For the nine months ended September 30, 2015, the Company added 2 additional stores to its existing 4 stores, for a total of 6 stores, which generated net revenue of $2,330,773, as compared to net revenue of $4,151,282 in the same period in 2016 for the Company's same 6 stores, an increase of 78%. In the nine months ended September 30, 2016, the Company opened 4 new stores that generated net revenue of $1,466,444.

For the three months ended September 30, 2015, the Company had a total of 6 stores that generated net revenue of $921,913, as compared to net revenue of $1,386,318 for the Company's 6 existing stores in the same period in 2016, an increase of 50%. In the three months ended September 30, 2016, the Company's 4 new stores generated net revenue of $782,811.

GrowGeneration Achieves Record Third Quarter 2016 Net Income

In the third quarter of 2016, the Company achieved record net income of $10,844, or $0.001 per share, compared with a net loss of ($145,411), or ($0.00) per share, in the same quarter of 2015. For the quarter ended September 30, 2016, cost of goods sold increased to $1,560,359 from $576,406 for the same period of 2015 due to substantially higher revenues. Gross profit for the quarter ended September 30, 2016 rose to $608,770, compared with $345,507 for the same quarter in 2015. The substantial increase in gross profits was primarily due to the Company's continued penetration of the Colorado and California markets.

Selling, general, and administrative expenses for the quarter ended September 30, 2016 increased to $597,926 compared with $490,918 in the quarter ended September 30, 2015. The increase in expenses was primarily due to the hiring of new staff and costs associated with the opening of new stores to help support the Company's rapid growth.

Strengthening of Balance Sheet

As of the end of the quarter ended September 30, 2016, the Company reported $511,474 in cash and total current assets of $4,030,030, compared with $699,417 and $2,610,062, respectively, at the beginning of the current fiscal year. Current liabilities increased from $646,788 in the second quarter to $870,506 at the end of the third quarter of 2016. The Company ended the third quarter with a working capital surplus of $3,218,594. The Company raised $1,323,500 in equity capital in 2016, and has raised $3,829,000 since inception.

Public Company Approval

Effective as of October 19, 2016, GrowGen has been approved to trade its common stock on the OTCQB Marketplace under the ticker symbol of "GRWG". On July 15, 2016, the company's Registration Statement on Form S-1 was declared "effective" by the Securities and Exchange Commission.

GrowGen CEO Comments

Commenting on GrowGen's record financial results, Darren Lampert, Co-Founder and CEO, said, "Our record third quarter results demonstrate the scalability of our business plan. This is our third consecutive quarter of revenue growth and our first quarter of profitability and we are pleased to see this trend line accelerating as our business scales with the execution of our expansion plan. The legal marijuana market is a booming industry that is experiencing record growth. States continue to expand both medical and recreational use in the U.S.. According to ArcView Market Research, the U.S. cannabis market was $5.7 billion in 2015 and is expected to reach $7.2 billion at the end of 2016. By 2020 the market is estimated to reach over $23 billion with a compound annual growth rate of 32%. We see our growth " lock step" with the growth of the cannabis market, as the cultivators demand for equipment and supplies increases with the demand for legalized cannabis products. Our business plan is to continue to offer our "knowledge–based" sales and a personalized approach and to continue to attract and retain the commercial growers, who require the products GrowGen sell, to grow cannabis at a premium quality and high yield of production, each and every harvest."

"We are aggressively expanding our business, with the recent recreational legalization in California, Nevada, Massachusetts and Maine, and medical legalization in Florida, as key expansion markets. GrowGen is now at an annualized revenue run rate of over $9.0 million and we believe that we are well positioned to continue to execute our expansion growth strategy to offer a one-stop and personalized shopping solution for both the commercial and home growers."

About GrowGeneration Corp.:

GrowGeneration Corp. ("GrowGen") owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 11 locations, which include 10 locations in Colorado and 1 location in California. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all of the major legalized cannabis states. Management estimates that roughly 1000 hydroponic stores are in operation in the U.S. According to ArcView Market Research, the U.S. cannabis market was $5.7 billion in 2015 and is expected to reach $7.2 billion at the end of 2016. By 2020 the market is estimated to reach over $23 billion with a compound annual growth rate of 32%.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as "look forward," "believe," "continue," "building," or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

Website: www.GrowGeneration.com

Facebook:GrowGenerationCorp

Twitter: @GrowGenOK

Instagram: Growgeneration_corp

For further information: Company Inquiries: GrowGeneration Corp., 610-216-0057, michael@growgeneration.com

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